EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2023 Fourth Quarter and Full-Year Results

•Fourth Quarter Net Sales of $1.2 Billion Up 9.1% YoY; Up 8.6% on an Organic Basis
•Fourth Quarter Net Income of $92.2 Million, or $2.35 Per Share Up 16.1% YoY
•Fourth Quarter EBITDA of $140.0 Million Up 16.7% YoY
•Full-Year Net Sales of $4.4 Billion Up 15.8% YoY; Up 15.7% on an Organic Basis
•Full-Year Net Income of $346.7 Million, or $8.84 Per Share
•Full-Year Adjusted Net Income of $343.1 Million, or $8.75 Per Share Up 32.9% YoY
•Full-Year EBITDA of $524.5 Million Up 28.1% YoY
•Establishes Fiscal 2024 Guidance and Updates Intermediate Financial Objectives

CLEVELAND, OHIO (August 10, 2023) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2023 fourth quarter and full year ended June 30, 2023.

Net sales for the quarter increased 9.1% to $1.2 billion from $1.1 billion in the prior year. The change includes a 0.7% increase from acquisitions, offset by a negative 0.2% impact from foreign currency translation. Excluding these factors, sales increased 8.6% on an organic basis reflecting a 9.1% increase in the Service Center segment and a 7.5% increase in the Engineered Solutions segment. The Company reported net income of $92.2 million, or $2.35 per share, and EBITDA of $140.0 million. On a pre-tax basis, results include $8.1 million ($0.15 after tax per share) of LIFO expense compared to $10.8 million ($0.22 after tax per share) of LIFO expense in the prior-year period.

For the twelve months ended June 30, 2023, sales of $4.4 billion increased 15.8% compared with the prior year, or 15.7% on an organic basis. Net income was $346.7 million, or $8.84 per share, and EBITDA was $524.5 million. Non-GAAP adjusted net income was $343.1 million, or $8.75 per share. On a pre-tax basis, full-year results include $34.2 million ($0.66 after tax per share) of LIFO expense compared to $26.5 million ($0.53 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had a strong finish to fiscal 2023 with fourth quarter sales, EBITDA, and EPS exceeding our expectations. Sales grew a solid 9% organically over the prior year against challenging comparisons. While broader end-market activity was more mixed, underlying demand for our differentiated portfolio of technical solutions and service capabilities remained firm as secular tailwinds and our sales initiatives continue to gain momentum. At the same time, we expanded gross margins by 35 basis points over the prior year, produced double-digit EBITDA growth for the tenth straight quarter, and generated record free cash flow. Overall, fiscal 2023 was a pivotal year for our business with sales exceeding $4 billion and EBITDA margins reaching record highs on the back of top-tier organic growth, steadfast execution, and ongoing expansion of our next-generation Automation platform. This underlying performance further validates the power of the Applied team and our position in today’s industrial economy.”

Mr. Schrimsher added, “Moving into fiscal 2024, we remain focused on meeting the needs of our customers and continuing to progress towards our long-term strategic objectives as we navigate an uncertain macroeconomic backdrop. Through early August, organic sales are up by a low single-digit percent compared to prior-year levels. We expect broader market activity to moderate further near term as customers normalize production levels and manage through a higher interest rate environment. That said, we continue to believe any near-term slowdown will be transitional and short in nature given positive tailwinds underpinning the industrial sector, and a greater focus on supply chain reliability and capacity investments. In addition, we remain constructive on our growth potential beyond cycle conditions considering our exposure to secular tailwinds, sustained share gain opportunities, and continued momentum around our cross-selling initiative. We also expect another meaningful year of cash generation, which combined with our strong balance sheet provides significant M&A fire power and capital deployment capacity to enhance returns for all stakeholders.”

Fiscal 2024 Guidance and Updated Intermediate Financial Objectives
Today the Company is introducing fiscal 2024 EPS guidance in the range of $8.80 to $9.55 based on sales growth of 0% to 4% and EBITDA margins of 11.9% to 12.1%. Guidance incorporates current economic uncertainty and assumptions of easing end-market demand near term, as well as ongoing inflationary and supply chain headwinds. Guidance does not assume contribution from potential future acquisitions.

In addition, the Company is increasing its intermediate financial objectives, and now targets sales of over $5.5 billion and EBITDA margins of over 13%. The Company expects to achieve these targets within the next five years or sooner depending on various factors including the trajectory of broader macro dynamics in coming years.

Mr. Schrimsher concluded, “Following our strong performance in fiscal 2023, we will achieve our prior EBITDA margin goal of 12% sooner than expected. In addition, our enhanced organic growth profile and acquisition pipeline provide a clear path to further scale our business in coming years as we build upon our leading technical position across an expanding addressable market. Overall, we remain extremely confident in our multi-faceted strategy focused on enhancing and leveraging our core service center operations, while expanding across higher-engineered solutions tied to advanced automation, industrial power, and process technologies. This strategy and our updated objectives highlight a compelling outlook for significant value creation long term.”

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 10, 2023. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 800-951-6728 (toll free) or 212-231-2901 (for International callers) using conference ID 22027594. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8284 or 402-977-9140 (International) using conference ID 22027594.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Net Sales	$1,158,074	$1,061,459	$4,412,794	$3,810,676
Cost of sales	819,515	754,832	3,125,829	2,703,760
Gross Profit	338,559	306,627	1,286,965	1,106,916
Selling, distribution and administrative expense, including depreciation	211,744	197,403	813,814	749,058
Operating Income	126,815	109,224	473,151	357,858
Interest expense, net	4,201	6,014	21,639	26,263
Other expense, net	77	2,517	1,701	1,805
Income Before Income Taxes	122,537	100,693	449,811	329,790
Income tax expense	30,322	21,580	103,072	72,376
Net Income	$92,215	$79,113	$346,739	$257,414
Net Income Per Share - Basic	$2.39	$2.06	$8.98	$6.69
Net Income Per Share - Diluted	$2.35	$2.02	$8.84	$6.58
Average Shares Outstanding - Basic	38,646	38,471	38,592	38,471
Average Shares Outstanding - Diluted	39,270	39,101	39,220	39,105

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	June 30,
	2023	2022

Assets
Cash and cash equivalents	$344,036	$184,474
Accounts receivable, net	708,395	656,429
Inventories	501,184	449,821
Other current assets	93,192	68,805
Total current assets	1,646,807	1,359,529
Property, net	115,041	111,896
Operating lease assets, net	100,677	108,052
Intangibles, net	235,549	250,590
Goodwill	578,418	563,205
Other assets	66,840	59,316
Total Assets	$2,743,332	$2,452,588

Liabilities
Accounts payable	$301,685	$259,463
Current portion of long-term debt	25,170	40,174
Other accrued liabilities	213,489	199,990
Total current liabilities	540,344	499,627
Long-term debt	596,926	649,150
Other liabilities	147,625	154,456
Total Liabilities	1,284,895	1,303,233
Shareholders' Equity	1,458,437	1,149,355
Total Liabilities and Shareholders' Equity	$2,743,332	$2,452,588

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended June 30,

	2023	2022

Cash Flows from Operating Activities
Net income	$346,739	$257,414
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	22,266	21,676
Amortization of intangibles	30,805	31,879
Provision for losses on accounts receivable	5,619	3,193
Amortization of stock appreciation rights and options	2,785	3,284
Other share-based compensation expense	9,576	8,558
Changes in assets and liabilities, net of acquisitions	(69,253)	(151,858)
Other, net	(4,571)	13,424
Net Cash provided by Operating Activities	343,966	187,570
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(35,785)	(6,964)
Capital expenditures	(26,476)	(18,124)
Proceeds from property sales	1,428	1,107
Other	—	(11,677)
Net Cash used in Investing Activities	(60,833)	(35,658)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	(27,000)	—
Net borrowings under revolving credit facility	—	410,592
Long-term debt repayments	(40,247)	(550,493)
Interest rate swap settlement receipts (payments)	8,800	(5,703)
Payment of debt issuance costs	—	(1,956)
Purchases of treasury shares	(716)	(13,784)
Dividends paid	(53,446)	(51,805)
Acquisition holdback payments	(1,510)	(2,361)
Taxes paid for shares withheld for equity awards	(12,896)	(8,074)
Exercise of stock appreciation rights and options	127	555
Net Cash used in Financing Activities	(126,888)	(223,029)
Effect of Exchange Rate Changes on Cash	3,317	(2,154)
Increase (decrease) in cash and cash equivalents	159,562	(73,271)
Cash and Cash Equivalents at Beginning of Period	184,474	257,745
Cash and Cash Equivalents at End of Period	$344,036	$184,474

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Year Ended June 30, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$449,811	$103,072	$346,739	$8.84	22.9%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	0.8%
Adjusted net income and net income per share	$449,811	$106,729	$343,082	$8.75	23.7%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Net Income	$92,215	$79,113	$346,739	$257,414
Interest expense, net	4,201	6,014	21,639	26,263
Income tax expense	30,322	21,580	103,072	72,376
Depreciation and amortization of property	5,668	5,461	22,266	21,676
Amortization of intangibles	7,616	7,783	30,805	31,879
EBITDA	$140,022	$119,951	$524,521	$409,608

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Net Cash provided by Operating Activities	$179,939	$53,747	$343,966	$187,570
Capital expenditures	(5,667)	(6,450)	(26,476)	(18,124)
Free Cash Flow	$174,272	$47,297	$317,490	$169,446

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.